Filed pursuant to Rule 424(b)(3)
Registration No. 333-227754

PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 19, 2018

(To Prospectus dated October 18, 2018)

36,752,657 Shares of Common Stock

This prospectus supplement (“Prospectus Supplement No. 1”) is made to our prospectus, dated October 18, 2018 (the “Prospectus”), that forms a part of our Registration Statement on Form S-3 (Reg. No. 333-227754), relating to an offer and sale of up to 36,752,657 shares of common stock, par value $0.01 per share (“common stock”), of Independence Contract Drilling, Inc., by the selling stockholders.

The information contained in this Prospectus Supplement No. 1 supplements and supersedes certain information contained in the Prospectus. This Prospectus Supplement No. 1 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The information in footnotes (6), (13) and (14) to the table appearing in the section entitled “Selling Stockholders” on page 8 of the Prospectus is hereby amended and restated by this Prospectus Supplement No. 1 as follows:

(6)

Saratoga Foreign Series A Seller LLC is a Delaware limited liability company. Saratoga Foreign Series A Seller LLC is advised by Credit Suisse Asset Management, LLC. Credit Suisse Asset Management, LLC is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(13)

Policemen and Firemen Retirement System of the City of Detroit is a retirement system established under the laws of Michigan. Policemen and Firemen Retirement System of the City of Detroit is advised by Credit Suisse Asset Management, LLC as its investment manager. Credit Suisse Asset Management, LLC is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(14)

BA/CSCredit I LLC is a Delaware limited liability company. BA/CSCredit I LLC is advised by Credit Suisse Asset Management, LLC as its investment manager. Credit Suisse Asset Management, LLC is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 2 of the Prospectus, as well as the other information contained or incorporated by reference in the Prospectus and this Prospectus Supplement No. 1, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or determined if the Prospectus or this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 19, 2018